Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to Registration Statement (No. 333-185695) on Form S-1 of The Frontier Fund of our report dated April 5, 2013, relating to our audit of the statement of financial condition of Equinox Fund Management, LLC as of December 31, 2012, which appears in this Current Report on Form 8-K filed by The Frontier Fund on April 5, 2013.

/s/ McGladrey LLP

Denver, Colorado
April 5, 2013